EXHIBIT  10.6

Compensation Recovery Policy

The Human Resources and Compensation Committee has adopted a Compensation Recovery Policy for executive and senior officers.  Under this Policy, the Company, to the extent permitted by governing law, may recover equity or other at-risk income that was based on achievement of quantitative performance targets, or cease payments under an employment agreement, if an executive or other senior officer engaged in intentional misconduct resulting in a financial restatement or in any increase in his or her incentive or equity income.  Equity or other at-risk income includes, without limitation, income related to the annual Performance Compensation and Incentive Compensation Plans, Stock Option Awards, Restricted Stock Awards, Performance-Accelerated Restricted Stock Awards, and employment agreements, where applicable.  The Company will also, pursuant to the terms of the plans, notice of awards, or other agreements, recover any equity or at-risk income received by an executive or officer should such individual engage in activity that competes with, or is otherwise harmful to the Company or its affiliated companies.

The Committee will have sole discretion in determining (i) whether the executive’s or officer’s conduct has or has not met any particular standard of conduct under the law or this Compensation Recovery Policy, and (ii) the amount of compensation that may be recovered from the executive or officer.  Recoverable compensation will include equity or at-risk income exercised, earned or distributed (as applicable) during the period(s) that required restatement or during the period(s) in which the executive or officer engaged in competitive or otherwise harmful conduct (not to exceed 3 years), up to the amount (adjusted for interest) which the executive or officer obtained as a result of such conduct.  The amount of Recoverable Compensation may also include fines, penalties, and other expenses incurred by the Company as a result of such wrongful conduct under the Policy, including expenses incurred to recoup compensation under this Policy.  In making the above determinations, the Committee shall conduct a hearing at which the executive or officer will have the opportunity to defend his actions and otherwise explain his conduct.  The Committee shall carefully consider the statements of the executive or officer at such a hearing prior to making its determination.

Recovery under this Policy shall not preclude the Company from seeking relief under any other agreement, policy or law.  The attached matrix entitled “CLAWBACK” shall be construed as part of this Compensation Recovery Policy
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CLAWBACK

Employee Group					Clawback Provision and Timeframe*	Comments
	Exec Officer	Corp Officer	Pres/ GM	CFO
Stock Options	X	X	X	X	• All gains from exercise(s) that occurred during any period(s) that required restatement up to the amount of the excess obtained by the prohibited activity or restatement.	Not to exceed 3 years
Performance Shares	X	X	X	X	• The full value of any performance shares distributed for any period(s) that required restatement up to the amount of the difference caused by such restatement.	Not to exceed 3 years
ICP	X				• All payments made that were in excess of the correct multiplier for the relevant timeframe**.	Not to exceed 3 years
PCP	X	X	X	X
Employment Agreement	X	X			• All payments to date. No future payments will be provided.	N/A

*In all cases, the amount recoverable shall include interest and fines, penalties, and other expenses, including expenses incurred to recoup such amounts (as described in the Policy).

**The “relevant timeframe” – the timeframe that covers the period of time when the misconduct first occurred to the date it was corrected.  Inclusive of any amounts paid to, or incurred/owed to the employee.